                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-57138


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 8, 2001)

                                  $500,000,000

                                  [HERTZ LOGO]

                             THE HERTZ CORPORATION

                     4.7% SENIOR NOTES DUE OCTOBER 2, 2006
                            ------------------------

     The Notes will bear interest at an annual rate of 4.7%. We will pay interest on the Notes semiannually in arrears on April 2 and October 2 of each year, commencing April 2, 2004. Interest will accrue from the date of settlement, which is expected to be September 30, 2003. The Notes are redeemable at our option prior to their maturity at prices set forth in this prospectus supplement. See "Description of Notes -- Optional Redemption" and "-- Redemption for Tax Reasons." Unless earlier redeemed, the Notes will mature and be redeemed at their principal amount on October 2, 2006. The Notes will be offered and sold in multiples of $1,000.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE LUXUMBOURG STOCK EXCHANGE NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE LUXEMBOURG STOCK EXCHANGE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                                    UNDERWRITING      PROCEEDS TO HERTZ
                                               PRICE TO PUBLIC        DISCOUNT        (BEFORE EXPENSES)
                                               ---------------      ------------      -----------------
Per Note.....................................         99.983%             0.225%              99.758%
Total........................................   $499,915,000         $1,125,000         $498,790,000

                            ------------------------

     We will apply to list the Notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

     We expect that delivery of the Notes will be made to investors on or about September 30, 2003, only through The Depository Trust Company, Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme.
                             ---------------------
                          JOINT BOOK-RUNNING MANAGERS
BANC ONE CAPITAL MARKETS, INC.                 CITIGROUP                JPMORGAN

BANC OF AMERICA SECURITIES LLC
                    BARCLAYS CAPITAL
                              BNP PARIBAS
                                      DAIWA SECURITIES SMBC EUROPE
                                                    DEUTSCHE BANK SECURITIES
                                                                  SCOTIA CAPITAL
SEPTEMBER 24, 2003

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................   S-3
Capitalization..............................................   S-4
Use of Proceeds.............................................   S-4
Selected Consolidated Financial Data of the Corporation.....   S-5
Recent Developments.........................................   S-6
Description of Notes........................................   S-7
Certain United States Tax Documentation Requirements........  S-13
United States Taxation of Non-United States Persons.........  S-14
Underwriting................................................  S-16
Listing and General Information.............................  S-18
Experts.....................................................  S-19

                            PROSPECTUS
Where You Can Find Additional Information...................     2
Forward-Looking Statements..................................     3
The Hertz Corporation.......................................     3
Ratio of Earnings to Fixed Charges..........................     4
Use of Proceeds.............................................     4
Certain Relationships.......................................     5
Description of Debt Securities..............................     5
Plan of Distribution........................................    19
Validity of Securities......................................    19
Experts.....................................................    19

                            ------------------------

     You should only rely on the information contained or incorporated by reference in this prospectus supplement and the prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

     Offers and sales of the Notes are subject to restrictions in relation to the United Kingdom and Japan, details of which are set out in "Underwriting" below. The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain other jurisdictions may also be restricted by law. This prospectus supplement and prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them to subscribe for or purchase, any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

     In connection with this issue, the underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Notes with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there is no obligation on the part of the underwriters to do this. Such stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing, if any, shall be in compliance with all relevant laws and regulations.

     We have not authorized any offer of Notes to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended (the "Regulations"). Notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of the Regulations or otherwise in compliance with all applicable provisions of the Regulations and the Financial Services and Markets Act 2000 (the "FSMA").

     The prospectus supplement and the prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to The Hertz Corporation (the "Corporation" or "Hertz"). We accept full responsibility for the accuracy of the information contained in this prospectus supplement, the prospectus and the documents incorporated by reference herein and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts the omission of which would make any statement herein and in the documents incorporated by reference misleading in any material respect.

     The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document or the accompanying prospectus.

     All references in this prospectus supplement to "U.S. dollars", "dollars", "U.S.$", or "$" are to the currency of the United States of America.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in or incorporated by reference in this prospectus supplement and the prospectus are "forward looking statements" under the Private Securities Litigation Reform Act of 1995. These statements give our current expectations or forecasts of future events and the future performance of the Corporation and do not relate directly to historical or current events or the historical or current performance of the Corporation. Most of these statements contain words that identify them as forward-looking, such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", or other words that relate to future events, as opposed to past or current events.

     Forward-looking statements are based on the then-current expectations, forecasts and assumptions of the Corporation's management and involve risks and uncertainties, some of which are outside of the Corporation's control, that could cause actual outcomes and results to differ materially from current expectations. These risks and uncertainties include, among other things, price and product competition, changes in general economic conditions in markets and countries where our customers reside and where we and our licensees operate, changes in capital availability or cost and other terms related to the acquisition and disposition of automobiles and equipment, and certain regulatory and environmental matters. Accordingly, there can be no assurance that the assumptions made in preparing any of the forward-looking statements will prove accurate or that any projections will be realized. It is expected that there will be differences between projected and actual results.

     These forward-looking statements speak only as of the date of this prospectus supplement, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. We caution prospective purchasers not to place undue reliance on the forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or incorporated by reference herein.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Corporation as of June 30, 2003 on an actual basis, and as adjusted to give effect to the offering of the Notes and the initial application of the proceeds of the offering to reduce other indebtedness.

                                                                ACTUAL      AS ADJUSTED*
                                                              ----------    ------------
                                                                (DOLLARS IN THOUSANDS)
The Corporation's Debt:
  Notes payable including commercial paper, etc.............  $1,821,124    $  1,322,334
  Promissory notes..........................................   4,394,234       4,394,234
  Notes offered hereby......................................          --         498,790
  Junior subordinated promissory notes......................     249,998         249,998
Debt of the Corporation's subsidiaries......................   1,584,489       1,584,489
                                                              ----------    ------------
     Total debt.............................................   8,049,845       8,049,845
                                                              ----------    ------------
Stockholder's Equity:
  Common stock, $0.01 par value, 3,000 shares authorized,
     100 shares issued......................................          --              --
  Additional capital paid-in................................     983,132         983,132
  Retained earnings.........................................     957,029         957,029
  Accumulated other comprehensive income....................      46,010          46,010
                                                              ----------    ------------
     Total stockholder's equity.............................   1,986,171       1,986,171
                                                              ----------    ------------
     Total capitalization...................................  $1,036,016    $  1,036,016
                                                              ==========    ============

* Assuming initial use of all the net proceeds to reduce short-term borrowings. See "Use of Proceeds" below.

There has been no material change in the capitalization of the Corporation other than in the normal course of its business since June 30, 2003 to the date of this prospectus supplement, except the retirement of the Junior Subordinated Promissory Notes on July 15, 2003.

                                USE OF PROCEEDS

     The net proceeds (before expenses of the offering, other than underwriting discounts) of $498,790,000 from the sale of the Notes will be added to our general funds. We anticipate that the proceeds will be used for general corporate purposes, including reduction of short-term borrowings, primarily commercial paper having an effective interest rate which we expect to range from approximately 1.25% to 1.57%.

            SELECTED CONSOLIDATED FINANCIAL DATA OF THE CORPORATION

     The following table presents selected consolidated financial information of the Corporation, which for each of the six month periods (other than the six-month ratio of earnings to fixed charges) has been extracted or derived from unaudited financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and which for each of the year-end periods (other than the year-end ratio of earnings to fixed charges) has been extracted or derived from the Corporation's audited financial statements for such years. The operating results for the six months ended June 30, 2003 and 2002 include all adjustments (consisting only of normal recurring adjustments) that the Corporation considers necessary for a fair statement of the results for such interim periods. The interim results are not necessarily an indication of the results for the full year. The information in the table and notes thereto should be read in conjunction with the financial statements and the related notes thereto contained in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

                                 SIX MONTHS ENDED
                                     JUNE 30,                                YEARS ENDED DECEMBER 31,
                              -----------------------   ------------------------------------------------------------------
                                 2003         2002         2002         2001          2000          1999          1998
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
                                                              (IN MILLIONS EXCEPT RATIOS)
INCOME STATEMENT DATA
REVENUES
Car rental..................  $  1,972.5   $  1,899.3   $  4,005.6   $   3,823.9   $   3,980.6   $   3,728.5   $   3,484.8
Industrial and construction
  equipment rental..........       414.8        419.5        892.6       1,003.4         969.6         842.9         631.3
Other(a)....................        30.2         32.5         69.9          88.5         123.3         144.3         122.2
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
    Total revenues..........     2,417.5      2,351.3      4,968.1       4,915.8       5,073.5       4,715.7       4,238.3
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
EXPENSES(b)
Direct operating............     1,246.9      1,193.2      2,428.8       2,574.1       2,303.3       2,133.5       1,958.4
Depreciation of revenue
  earning equipment(c)......       736.1        717.4      1,499.5       1,462.3       1,323.5       1,228.0       1,068.4
Selling, general and
  administrative............       253.4        241.6        457.0         472.0         451.0         452.4         439.8
Interest, net of interest
  income of $8.8, $3.8,
  $10.3, $9.0, $13.5, $12.2
  and $11.5.................       178.3        174.3        366.4         404.7         414.8         341.4         306.3
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
    Total expenses..........     2,414.7      2,326.5      4,751.7       4,913.1       4,492.6       4,155.3       3,772.9
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
Income before income
  taxes.....................         2.8         24.8        216.4           2.7         580.9         560.4         465.4
Provision (benefit) for
  taxes on income(d)........          .9          7.4         72.4         (20.6)        222.5         224.4         188.4
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
Income before cumulative
  effect of change in
  accounting principle......         1.9         17.4        144.0          23.3         358.4         336.0         277.0
Cumulative effect of change
  in accounting
  principle(e)..............          --           --       (294.0)           --            --            --            --
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
Net income (loss)...........  $      1.9   $     17.4   $   (150.0)  $      23.3   $     358.4   $     336.0   $     277.0
                              ==========   ==========   ==========   ===========   ===========   ===========   ===========
Ratio of earnings to fixed
  charges(f)................         1.0          1.1          1.4           1.0           2.1           2.3           2.2
                              ==========   ==========   ==========   ===========   ===========   ===========   ===========

                                 SIX MONTHS ENDED
                                     JUNE 30,                                YEARS ENDED DECEMBER 31,
                              -----------------------   ------------------------------------------------------------------
                                 2003         2002         2002         2001          2000          1999          1998
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
                                                              (IN MILLIONS EXCEPT RATIOS)
BALANCE SHEET DATA AT END OF
  PERIOD
Total assets................  $ 12,740.4   $ 11,681.2     11,128.9   $  10,158.4   $  10,620.0   $  10,136.7   $   8,872.6
Total debt..................     8,049.8      7,549.3      7,043.2       6,314.0       6,676.0       6,602.2       5,759.8
Stockholders' equity........     1,986.2      1,771.6      1,921.9       1,984.4       1,984.1       1,674.0       1,393.8
Ratio of total debt to
  stockholders' equity......         4.1          4.3          3.7           3.2           3.4           3.9           4.1

---------------
(a) Includes fees from licensees (other than expense reimbursements) and revenues from car leasing operations, telecommunications services through 2001 and claim management services. Certain foreign car leasing operations were transferred to an affiliated company on August 31, 2000.

(b) Certain prior year amounts have been reclassified to conform with current reporting.

(c) For 2002, 2001, 2000, 1999 and 1998, depreciation of revenue earning equipment includes a net gain of $10.8 million, a net loss of $1.6 million, and net gains of $54.5 million, $42.3 million and $24.0 million, respectively, and for the six months ended June 30, 2003 and 2002 includes a net loss of $.2 million and a net gain of $11.6 million, respectively, from the disposal of revenue earning equipment. Effective January 1, 2000, certain estimated useful lives being used to compute the provision for depreciation of revenue earning equipment used in the industrial and construction equipment rental business were increased to reflect changes in the estimated residual values to be realized upon disposal of the equipment. As a result of this change, depreciation of revenue earning equipment for the year 2000 decreased by $12.9 million.

(d) Includes benefits of $30.2 million in 2001 and $3.8 million in 2000 from certain foreign tax credits.

(e) Cumulative effect of change in accounting principle represents the after-tax, non-cash charge in 2002, related to impairment of goodwill in the Corporation's industrial and construction rental business, recognized in accordance with the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

(f) Earnings have been calculated by adding interest expense and the portion of rentals estimated to represent the interest factor to income before income taxes. Fixed charges include interest charges (including capitalized interest) and the portion of rentals estimated to represent the interest factor.

                              RECENT DEVELOPMENTS

     The Corporation notes the following recent developments pertaining to legal proceedings described in the Corporation's 10-K for the fiscal year ended December 31, 2002. In Shannon Leonard, Theresa Moore and Coley Whetstone, Jr. v. Enterprise Rent A Car, The Hertz Corporation, et. al., the Circuit Court of Coosa County, Alabama has granted a motion to dismiss as to the Corporation and the other non-bankrupt defendants. An order of dismissal has been prepared for entry. When entered, the order will be subject to appeal. In James Han, individually and on behalf of all other similarly situated, v. The Hertz Corporation, Hertz's motion for summary judgment was granted on July 29, 2003 and an order of dismissal has since been entered. The time period during which the plaintiff may file a notice of appeal of the order of dismissal has not yet expired.

     An additional legal proceeding, Naomi R. Henderson, individually and on behalf of all other similarly situated, v. The Hertz Corporation, was commenced in the Superior Court of New Jersey, Essex County on August 28, 2003. Henderson purports to be a class action on behalf of all persons who purchased optional insurance products in the State of New Jersey or in other states from or through the Corporation at times that the Corporation did not have required licenses to sell such insurance. The Corporation believes that it has meritorious defenses in this matter and will defend itself vigorously.

                              DESCRIPTION OF NOTES

GENERAL

     The Corporation will issue the Notes as a series of Senior Debt Securities under the Indenture, dated as of March 16, 2001 (the "Indenture") between the Corporation and The Bank of New York, as trustee (the "Trustee"). The Indenture is more fully described in the accompanying prospectus.

     The Notes will rank on a parity with other Senior Debt Securities of the Company. See "Description of Debt Securities -- General" in the accompanying prospectus.

     The Corporation may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes, together with the Notes, would constitute a single series of Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

INTEREST

     The Corporation will pay interest on the Notes at a rate of 4.7% per annum on April 2 and October 2 of each year, commencing April 2, 2004, to the persons in whose names the Notes were registered at the close of business on March 17 or September 17 (whether or not a business day) immediately preceding the applicable interest payment date, subject to certain exceptions. The Notes will mature on October 2, 2006 but are redeemable at our option prior to their maturity at the redemption prices set forth below in "-- Optional Redemption" and "-- Redemption for Tax Reasons." The Notes will not have the benefit of any sinking fund. Holders of the Notes do not have any right to elect an early payment of the Notes. Any money paid by the Corporation to the Trustee or any paying agent for payment of principal of or interest on the Notes which remains unclaimed for two years will be repaid to the Corporation and thereafter the holders will look only to the Corporation for payment thereof as unsecured creditors.

     If any interest payment date would otherwise be a day that is not a business day, such interest payment date shall be the next succeeding business day. Business day means any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are not required or authorized by law, regulation or executive order to be closed. Notwithstanding anything above to the contrary, if the maturity date is not a business day, then the principal amount of the Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding business day and no interest shall accrue for the maturity date or any day thereafter.

OPTIONAL REDEMPTION

     The Corporation may redeem the Notes, in whole or in part, at its option at any time, at a redemption price equal to the greater of:

     (1) 100% of the principal amount of the Notes to be redeemed; and

     (2) the sum of the present values of the remaining scheduled payments of principal and interest (other than accrued interest) on the Notes to be redeemed as described below, discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted Treasury rate described below plus 35 basis points.

     In either case, the redemption price will also include interest accrued to the date of redemption on the principal balance of the Notes being redeemed.

     The Corporation will use the following procedures to calculate the adjusted Treasury rate described in the previous paragraph. The Corporation will appoint as reference dealers Banc One Capital Markets, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., or their successors, and any three other nationally recognized securities firms that are primary U.S. government securities dealers in The City of New York. The Corporation will select one of these reference dealers to act as its quotation agent. If any of these firms ceases to be a primary dealer of U.S. government securities in The City of New York, the Corporation will appoint another nationally recognized securities firm as a substitute.

     The quotation agent will select a United States Treasury security that has a maturity comparable to the remaining maturity of the Notes and that would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the Notes. The reference dealers will provide the Corporation and the Trustee with the bid and asked prices in writing for that comparable United States Treasury security as of 3:30 p.m., New York time, on the third business day before the redemption date. The Trustee will calculate the mean of the bid and asked prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the mean of the remaining reference dealer quotations. However, if the Trustee obtains fewer than four reference dealer quotations, it will calculate the mean of all the reference dealer quotations and not eliminate any quotations. The Corporation refers to this average quotation as the comparable Treasury price.

     The adjusted Treasury rate will be the rate per annum equal to the semiannual equivalent yield to maturity of the comparable United States Treasury security, assuming a price for the comparable United States Treasury security (expressed as a percentage of its principal amount) equal to the comparable Treasury price for such redemption date.

     The Corporation will mail notice of any redemption to you not less than 30 days and not more than 60 days before the redemption date. Unless the Corporation defaults in payment of the redemption price on the redemption date, interest will cease to accrue on the Notes or portions of Notes called for redemption on and after the redemption date. If we redeem less than all of the Notes, the Trustee will choose the Notes to be redeemed by any method that it deems fair and appropriate.

     In addition to the optional redemption of the Notes provided for above, we may redeem the Notes at a redemption price equal to their principal amount plus accrued and unpaid interest in the event of the occurrence of certain tax events, as described below under "-- Redemption for Tax Reasons".

BOOK-ENTRY SYSTEM

     The Notes will be offered and sold in principal amounts of $1,000 or multiples thereof. The Notes will be issued in the form of one or more fully registered global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository" or "DTC") and registered in the name of Cede & Co., the Depository's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Investors may elect to hold interests in the Global Notes through either the Depository or Euroclear Bank, as operator of the Euroclear System ("Euroclear"), or Clearstream Banking, societe anonyme (formerly Cedelbank) ("Clearstream, Luxembourg"), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream, Luxembourg's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. JPMorgan Chase Bank will act as depositary for Euroclear, and Citibank, N.A. will act as depositary for Clearstream, Luxembourg (in such capacities, the "U.S. Depositaries"). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank (the "Euroclear Operator") under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream, Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant, either directly or indirectly.

     Distributions with respect to the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

     Holders of the Notes will be able to receive payments on, and effect transfers of, the Notes at the offices of Banque Generale du Luxembourg, or its successor as paying agent in Luxembourg with respect to the Notes. The Corporation has appointed Banque Generale du Luxembourg as paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent") with respect to the Notes in definitive form, and as long as the Notes are listed on the Luxembourg Stock Exchange, the Corporation will maintain a paying agent and transfer agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. Upon the European Union Directive on the taxation of savings adopted by the European Union Council of Economic and Finance Ministers meeting held on June 3, 2003 or any law implementing or complying with, or in order to conform to, such directive becoming effective (which will, subject to certain conditions being satisfied, occur on January 1, 2005), the Corporation will ensure that to the extent practicable it maintains a paying agent in a Member State of the European Union that will not be obliged to withhold or deduct tax from payment in respect of the Notes pursuant to any such directive or law. See "-- Notice to Holders".

     When used with respect to any particular place of payment where the principal of and interest on the Notes are payable, "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment are authorized or obligated by law to be closed.

     Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If Euroclear, Clearstream, Luxembourg or DTC notifies the Corporation that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and in each case a successor clearing system is not appointed by the Corporation within 90 days after receiving such notice from Euroclear, Clearstream, Luxembourg or DTC or on the Corporation's becoming aware that DTC is no longer so registered, the Corporation will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

     Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream, Luxembourg or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream, Luxembourg and between Euroclear and Clearstream, Luxembourg in accordance with procedures established for these purposes by Euroclear and Clearstream, Luxembourg. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream, Luxembourg and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream, Luxembourg and DTC.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Euroclear Participants and/or Clearstream, Luxembourg Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear Participants and Clearstream, Luxembourg Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of Notes received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg Participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of Notes by or through a Euroclear Participant or Clearstream, Luxembourg Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in the Depository.

     Although the Depository, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

PAYMENT OF ADDITIONAL AMOUNTS

     The Corporation will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Corporation or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable, provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

             (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

             (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

             (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid U.S. federal income tax; or

             (d) being or having been a "10-percent shareholder" of the Corporation as defined in section 871(h)(3) of the U.S. Internal Revenue Code or any successor provision;

          (2) to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to a tax, assessment or governmental charge that is imposed or withheld by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Notes, if compliance is required by statute, by regulation of the U.S. Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to a tax, assessment or government charge that is imposed otherwise than by withholding by the Corporation or a paying agent from the payment;

          (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

          (8) to any tax, assessment or governmental charge required to be withheld or deducted where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such directive; or

          (9) in the case of any combination of items (1), (2), (3), (4), (5),
     (6), (7) and (8).

     The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "-- Payment of Additional Amounts" and under the heading "-- Redemption for Tax Reasons" the Corporation shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     As used under this heading "-- Payment of Additional Amounts" and under the headings "--Redemption for Tax Reasons", "Certain United States Tax Documentation Requirements" and "United States Taxation of Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia). "United States person" means any individual who is a citizen or resident of the United States, a corporation or partnership (or other entity treated as a partnership or corporation for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a United States person. "Non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

     If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States, or any change in, or amendments to official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, the Corporation becomes or will become obligated to pay additional amounts as described herein under the heading "Payment of Additional Amounts" or
(b) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken with respect to the Corporation or any affiliate, that results in a substantial probability that the Corporation will or may be required to pay such additional amounts, then the Corporation may, at its option, redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days' prior notice at a redemption price equal to 100% of their principal amount, together with interest accrued thereon but unpaid to the date fixed for redemption; provided that the Corporation determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes. No redemption pursuant to (b) above may be made unless the Corporation shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading "Payment of Additional Amounts" and the Corporation shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Corporation is entitled to redeem the Notes pursuant to their terms.

APPLICABLE LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

NOTICE TO HOLDERS

     Notices to holders of the Notes will be published in newspapers in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of the Notes that is a non-United States person will generally be subject to the 30% U.S. federal withholding tax that generally applies to payments of interest on a registered form debt obligation issued by a United States person, unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

EXEMPTION FOR NON-UNITED STATES PERSONS (IRS FORM W-8BEN)

     A beneficial owner of the Notes that is a non-United States person (other than certain persons that are related to the Corporation through stock ownership as described in clauses (x)(a) and (b) of Paragraph (i) under the "United States Taxation of Non-United States Persons -- Income and Withholding Tax" and persons described in the following paragraph) can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Copies of IRS Form W-8BEN may be obtained from the Luxembourg listing agent. If the information shown on IRS Form W-8BEN changes, a new IRS Form W-8BEN must be filed within 30 days of the change.

EXEMPTION FOR NON-UNITED STATES PERSONS WITH EFFECTIVELY CONNECTED INCOME (IRS FORM W-8ECI)

     A beneficial owner of the Notes that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on the Notes is effectively connected can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

EXEMPTION OR REDUCED RATE FOR NON-UNITED STATES PERSONS ENTITLED TO THE BENEFITS OF A TREATY (IRS FORM W-8BEN)

     A beneficial owner of the Notes that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN.

UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE

     A beneficial owner of the Notes or its agent is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Notes. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream, Luxembourg as the holder of the Notes, the IRS Form must be provided to Euroclear or Clearstream, Luxembourg, as the case may be. Each other person through which the Notes are held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Notes, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Notes. For example, in the case of Notes held through Euroclear or Clearstream, Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x)(d)(B) of paragraph (i) under "United States Taxation of Non-United States
Persons -- Income and Withholding Tax", if a beneficial owner of the Notes provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Notes on its behalf.

     Each holder of the Notes that is not a United States person should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Notes may be subject to United States withholding tax at a 30% rate and the holder (including the beneficial owner) will not be entitled to any additional amounts from the Corporation described under the heading "Description of Notes -- Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax liability. The foregoing does not deal with all aspects of U.S. federal income tax withholding that may be relevant to non-United States holders of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of the Notes.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

     The following is a summary of certain United States federal income tax consequences as of the date of this prospectus supplement regarding the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes that are held as capital assets by a non-United States person (as defined under the heading "Payment of Additional Amounts", above) who purchases those notes upon original issuance at their initial offering price.

     This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to a holder that is subject to special treatment under the United States federal income tax laws (including a holder that is a United States expatriate, "controlled foreign corporation", "passive foreign investment company" or "foreign personal holding company"). We cannot assure any holder that a change in law will not alter significantly the tax considerations that we describe in this summary.

INCOME AND WITHHOLDING TAX

     Under U.S. federal tax law as of the date of this prospectus supplement, and subject to the discussion of backup withholding below:

          (i) payments of principal and interest on the Notes that are beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (x)(a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Corporation through stock ownership, (c) the beneficial owner is not a bank receiving interest described in section 881(c)(3)(A) of the Code and (d) either (A) the beneficial owner of the Notes certifies (generally on IRS Form W-8BEN) to the person otherwise required to withhold U.S. federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holder of the Notes certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt or reduced from U.S. federal withholding tax and the beneficial owner of the Notes or such owner's agent provides an IRS Form W-8BEN claiming the exemption or reduced tax rate; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Notes or such owner's agent provides an IRS Form W-8ECI, provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold U.S. federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge or reason to know that the certification or any statement on the IRS Form is false;

          (ii) a non-United States person will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of the Notes unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

          (iii) the Notes owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote and the income on the Notes would not have been effectively connected with a U.S. trade or business of the individual.

     Interest on the Notes that is effectively connected with the conduct of a trade or business in the United States by a holder of the Notes who is a non-United States person, although exempt from U.S. withholding tax, will be subject to United States income tax as if such interest were earned by a United States person.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal and interest made on the Notes and the proceeds of the sale of the Notes within the United States to non-corporate holders of the Notes, and "backup withholding" will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required (generally on an IRS Form W-9) or to report all interest required to be shown on its federal income tax returns.

     Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Corporation or a paying agent to a non-United States person on the Notes if, in the case of interest, the IRS Form described in clause (y) or (z) in paragraph (i) under "-- Income and Withholding Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(d) in paragraph (i) under "-- Income and Withholding Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge or reason to know that the certifications are incorrect.

     Payments of the proceeds from the sale of the Notes made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is (i) a United States person (including a foreign branch of a U.S. person), (ii) a controlled foreign corporation for U.S. tax purposes, (iii) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50 percent of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, (iv) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (v) a U.S. branch of a foreign bank or a foreign insurance company, information reporting may apply to such payments. Payments of the proceeds from the sale of the Notes to or through the U.S. office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     Backup withholding is not a separate tax, but is allowed as a refund or credit against a holder's U.S. federal income tax liability, provided the necessary information is furnished to the U.S. Internal Revenue Service.

     Interest on the Notes beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the U.S. Internal Revenue Service and furnished to such beneficial owner.

                                  UNDERWRITING

     Banc One Capital Markets, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and the Corporation has agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter's name.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITER                               OF NOTES
                        -----------                           ----------------
Banc One Capital Markets, Inc. .............................    $150,000,000
Citigroup Global Markets Inc. ..............................     150,000,000
J.P. Morgan Securities Inc. ................................     150,000,000
Banc of America Securities LLC..............................       8,334,000
Barclays Capital Inc. ......................................       8,334,000
BNP Paribas Securities Corp. ...............................       8,333,000
Daiwa Securities SMBC Europe Limited........................       8,333,000
Deutsche Bank Securities Inc. ..............................       8,333,000
Scotia Capital (USA) Inc. ..................................       8,333,000
                                                                ------------
          Total.............................................    $500,000,000
                                                                ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes.

     The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed 0.15% of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.10% of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

     The following table shows the underwriting discounts and commissions that the Corporation is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

                                                              PAID BY THE
                                                              CORPORATION
                                                              -----------
Per Note....................................................     0.225%

     The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

     The underwriters have agreed that they will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of each underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Corporation except as set forth in the underwriting agreement and the pricing agreement.

     The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law"). The underwriters have agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan unless an exemption from the registration requirements of the Securities and Exchange Law is available and they are in compliance with the other relevant laws, regulations and ministerial guidelines of Japan.

     The underwriters have represented and agreed that (1) they have not offered or sold and prior to the date six months after the date of issue of the Notes will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (2) they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by them in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Corporation; and (3) they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to any Notes in, from or otherwise involving the United Kingdom.

     Although application has been made to list the Notes on the Luxembourg Stock Exchange, a listing may not be obtained. In addition, the Notes are a new issue of securities with no established trading market. The Corporation has been advised by the underwriters that they intend to make a market in the Notes, but that they are not obligated to do so and may discontinue such market-making at any time without notice.

     Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     In connection with the offering, the representatives, on behalf of the underwriters, may over-allot or effect purchases and sales of the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of the Notes in excess of the principal amount of the Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Such stabilizing, if any, shall be in compliance with all relevant laws and regulations.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase the Notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. However, there is no obligation on the part of the underwriters to do this. If the underwriters commence any of these transactions, they may discontinue them at any time.

     The Corporation estimates that its total expenses for this offering will be approximately $300,000.

     The underwriters or their affiliates may have performed investment banking and advisory services for the Corporation from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for the Corporation in the ordinary course of their business. Robert E. Rubin, who is a member of the Office of the Chairman of Citigroup Inc., the parent company of Citigroup Global Markets Inc., also is a director of Ford Motor Company, the parent Company of Hertz. Richard A. Manoogian, a director of Bank One Corporation, an affiliate of Banc One Capital Markets, Inc., is also a director of Ford Motor Company.

     The Corporation has agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                        LISTING AND GENERAL INFORMATION

     1. Application will be made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Restated Certificate of Incorporation, as amended, and By-Laws of the Corporation and a legal notice (Notice Legale) relating to the issuance of the Notes will have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where these documents may be examined and copies may be obtained on request.

     2. Copies of the Restated Certificate of Incorporation, as amended, and By-Laws of the Corporation, annual, quarterly and current reports of the Corporation, the Indenture, the prospectus, the legal notice relating to the issuance of the Notes and the documents incorporated by reference in the prospectus supplement and the prospectus will be available free of charge at the office of the paying agent in Luxembourg during the term of the Notes and so long as any of the Notes are listed on the Luxembourg Stock Exchange. In addition, copies of these reports may be obtained at the Luxembourg paying and transfer agent's office.

     3. The following people comprise the management of The Hertz Corporation:
Frank A. Olson -- Chairman of the Board of Directors; Craig R. Koch -- President and Chief Executive Officer and Director; Allan Gilmour -- Director of the Corporation and Vice Chairman of Ford Motor Company; John M.
Rintamaki -- Director of the Corporation and retired Chief of Staff of Ford Motor Company; Greg C. Smith -- Director of the Corporation and Group Vice President of Ford Motor Company; Brian J. Kennedy -- Executive Vice President, Sales and Marketing; Joseph R. Nothwang -- Executive Vice President and President, Vehicle Rental and Leasing, The Americas and Pacific; Gerald A. Plescia -- Executive Vice President and President, Hertz Equipment Rental Corporation; Paul J. Siracusa -- Executive Vice President and Chief Financial Officer; Claude B. Burgess -- Senior Vice President, Technology and e-Business; Harold E. Rolfe -- Senior Vice President, General Counsel and Secretary; Charles
L. Shafer -- Senior Vice President, Quality Assurance and Administration; Donald
F. Steele -- Senior Vice President, Employee Relations; Michel Taride -- Vice President and President, Hertz Europe Limited; Richard J. Foti -- Controller; Robert H. Rillings -- Treasurer.

     4. The independent public accountants of the Corporation are PricewaterhouseCoopers LLP.

     5. The Notes will be issued pursuant to resolutions of the Board of Directors of the Corporation dated March 16, 2001, and a resolution of the Special Committee of the Board of Directors of the Corporation adopted on September 24, 2003.

     6. Save as disclosed in this prospectus supplement, the prospectus, and the documents incorporated by reference herein, there has been no material adverse change in the consolidated financial position of the Corporation since the date of the Corporation's last audited financial statements.

     7. Save as disclosed in this prospectus supplement, the prospectus, and the documents incorporated by reference herein, the Corporation is not involved in, and has no knowledge of any threat of, any litigation, administrative proceedings or arbitration which is or may be material in the context of the issue of the Notes.

     8. The Corporation was incorporated on April 19, 1967.

     9. The Notes have been submitted for clearance through Euroclear and Clearstream, Luxembourg. The common code assigned to the Notes is 01776066. The International Security Identification Number (ISIN) allocated to the Notes is US428040BT5. The CUSIP number is 428040BT5. Transactions will normally be effected for settlement not earlier than three days after the date of the transaction.

     10. On June 3, 2003, the Council of Economic and Finance Ministers of the European Union (the "EU") adopted a new directive regarding the taxation of savings income. The directive is scheduled to be applied by EU member states beginning January 1, 2005, provided that certain non-EU countries adopt similar measures from the same date. Under the directive, each EU member state will be required to provide to the tax authorities of another EU member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state; however, Austria, Belgium and Luxembourg may instead apply an alternative system for a transitional period in relation to such payments, withholding tax at rates rising over time to 35%. The transitional period is scheduled to run (i) from the date on which the directive is to be applied by EU member states (ii) to the end of the first fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this prospectus, and the Registration Statement of which this prospectus supplement forms a part, by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                                                    [HERTZ LOGO]

                             THE HERTZ CORPORATION

                            ------------------------

                                DEBT SECURITIES

     We may offer from time to time by means of this prospectus up to $2,500,000,000 principal amount of our unsecured debt securities. These securities may be senior, senior subordinated or junior subordinated in priority of payment. The specific terms will be determined at the time of sale. We may issue the securities in one or more series, with the same or various maturities, at or above par or with original issue discount, and in fully registered or book-entry form.
                             PROSPECTUS SUPPLEMENT

     A supplement to this prospectus for each offering of securities will contain the specific information and terms for that offering.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

     Our principal executive offices are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713. Our telephone number is (201) 307-2000.

     We may offer the securities directly or through underwriters, agents or dealers. The supplement for an offering of securities will describe the plan of distribution for that offering. See also "Plan of Distribution" below for additional information.

                                 AUGUST 8, 2001

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy our filed reports and other information at the SEC's Public Reference Rooms at (a) 450 Fifth Street, N.W. Washington, D.C. 20549; (b) Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and (c) Seven World Trade Center, Suite 1300, New York, New York 10048. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the SEC's Public Reference Rooms. Our SEC filings are also available to the public on the SEC's Internet web site (http://www.sec.gov). Information about our company is also available to the public from our website (http://www.hertz.com).

     We have filed a registration statement on Form S-3 with the SEC covering the securities described in this prospectus. For further information about us and those securities, you should refer to our registration statement and its exhibits. We have summarized certain key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of the document. We have included copies of these documents as exhibits to our registration statement.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we file with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede any information that is already on file . We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the securities.

     - Our Annual Report on Form 10-K for the fiscal year ended December 31,
       2000;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

     - Our Current Reports on Form 8-K dated January 17, 2001, January 31, 2001 and March 2, 2001.

     You may request a copy of these filings (other than exhibits) at no cost, by writing or telephoning us at 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, (201) 307-2000.

     You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in or incorporated by reference in this prospectus are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements give our current expectations or forecasts of future events and our future performance and do not relate directly to our historical or current events or our historical or current performance. Most of these statements contain words that identify them as forward-looking, such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", or other words that relate to future events, as opposed to past or current events.

     Forward-looking statements are based on the then-current expectations, forecasts and assumptions of our management and involve risks and uncertainties, some of which are outside of our control, that could cause actual outcomes and results to differ materially from current expectations. These risks and uncertainties include, among other things, price and product competition, changes in general economic conditions in markets and countries where our customers reside and where we and our licensees operate, changes in capital availability or cost and other terms related to the acquisition and disposition of automobiles and equipment, and certain regulatory and environmental matters. Accordingly, there can be no assurance that the assumptions made in preparing any of the forward-looking statements will prove accurate or that any projections will be realized. It is expected that there will be differences between projected and actual results.

     These forward-looking statements speak only as of the date of this prospectus, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. We caution prospective purchasers not to place undue reliance on the forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or incorporated by reference herein.

                             THE HERTZ CORPORATION

     We and our affiliates, associates and independent licensees operate what we believe is the largest car rental business in the world based upon revenues and one of the largest industrial and construction equipment rental businesses in North America based upon revenues. Our "Hertz" brand name is recognized worldwide as a leader in quality rental and leasing services and products. We and our affiliates, associates and independent licensees rent and lease cars and light trucks, rent industrial and construction equipment and operate our other businesses from approximately 7,000 locations throughout the United States and about 140 foreign countries and jurisdictions.

     On March 2, 2001, a subsidiary of Ford Motor Company ("Ford") completed a tender offer for all of the publicly held shares of our common stock. On March 9, 2001, through a merger, all of the publicly held shares of our common stock that were not tendered in the tender offer were converted into the right to receive cash. Prior to the tender, Ford controlled 94.7% of the voting power of our common stock. As a result of the tender and the merger, we have become an indirect wholly owned subsidiary of Ford and have ceased to be a publicly owned company. Because our debt securities will continue to be publicly traded, we will continue to file periodic reports under the Exchange Act; however, such reports may omit certain information to the extent allowed by rules and regulations of the SEC relating to reports by certain wholly-owned subsidiaries. Ford has stated that it may consider material changes in our dividend policy, indebtedness and capitalization, and may consider pursuing acquisition opportunities through us.

     The Debt Securities will not be obligations of, or guaranteed by, Ford or any of its affiliates (other than The Hertz Corporation).

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are consolidated ratios of earnings to fixed charges for each of the periods indicated:

                                               SIX MONTHS
                                             ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                             --------------     -----------------------------------------------
                                             2001      2000      2000      1999      1998      1997      1996
                                             ----      ----      ----      ----      ----      ----      ----
Ratio of earnings to fixed charges(1)......    1.3       2.1       2.1       2.3       2.2       1.9       1.7

---------------

(1) Earnings have been calculated by adding interest expense and the portion of rentals estimated to represent the interest factor to income before income taxes. Fixed charges include interest (including capitalized interest) and the portion of rentals estimated to represent the interest factor.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debt Securities will be added to our general funds. We anticipate that the proceeds will be used for general corporate purposes, potential acquisitions and to reduce short-term borrowings. We expect to issue additional long-term and short-term debt. You should expect the proportionate amounts of each to vary from time to time as a result of our business requirements, market conditions and other factors.

                             CERTAIN RELATIONSHIPS

     In February 1997, Ford extended to us a line of credit of $500 million which currently expires June 30, 2003. This line of credit has an evergreen feature that provides on an annual basis for automatic one-year extensions of the expiration date, unless timely notice is provided by Ford at least one year prior to the then scheduled expiration date. At June 30, 2001, there were no amounts outstanding under this line of credit from Ford.

     We have entered into a car supply agreement with Ford (the "Car Supply Agreement"). The Car Supply Agreement commenced on September 1, 1997 for a period of ten years. Under the Car Supply Agreement, we have agreed with Ford to negotiate in good faith on an annual basis with respect to the supply of cars. Ford has agreed to supply to us and we have agreed to purchase from Ford, for each car model year during the term of the agreement (i.e., the 1998 model year through the 2007 model year), (a) the lesser of 150,000 cars or 55% of our fleet requirements for our car rental business conducted in the United States; (b) 35% of our fleet requirements for our car rental business conducted in Europe; and
(c) 55% of our fleet requirements for our car rental business conducted other than in the United States and Europe. For each model year, at least 50% of the cars supplied by Ford are required to be non-risk cars. The Car Supply Agreement also provides that, for each model year, Ford must strive to offer car fleet programs to us on terms and conditions that are competitive with terms and conditions for the supply of cars then being offered by other automobile manufacturers to us and other daily car rental companies. In addition, for each model year, Ford must supply cars to us on terms and conditions that are no less favorable than those offered by Ford to other daily car rental companies, excluding franchised Ford vehicle dealers who rent cars.

     We have entered into a joint advertising agreement with Ford (the "Joint Advertising Agreement"). The Joint Advertising Agreement commenced on September 1, 1997 for a period of ten years. Under the Joint Advertising Agreement, Ford has agreed to pay us one-half of our advertising costs, up to a limit of $39 million for the first year and, for each year thereafter, a limit equal to the prior year's limit adjusted for inflation, subject to a ceiling. In addition, if for any fiscal year, one-half of our advertising costs exceed such limit and we have purchased from Ford a percentage of our car fleet requirements for our car rental business conducted in the United States for the corresponding model year (the "Ford Vehicle Share") equal to 58% or more, then Ford will pay to us additional amounts for such excess advertising costs. To be eligible for cost reimbursement under the Joint Advertising Agreement, the advertising must meet certain conditions, including the condition that it indicates that we feature Ford vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. The Joint Advertising Agreement further provides that if the Ford Vehicle Share for any model year is less than 55%, Ford will not be obligated to pay us any amount for our advertising costs for that year, except to the extent that our failure to achieve a 55% Ford Vehicle Share is attributable to (a) Ford's failure to supply a sufficient quantity of cars for us to achieve a 55% Ford Vehicle Share or (b) the fact that the terms and conditions of Ford's car fleet programs offered to us were not competitive with the terms and conditions for the supply of cars offered by other automobile manufacturers to us and other daily car rental companies. In no event, however, will Ford be required to pay any amount for our advertising costs for any year if the Ford Vehicle Share for the corresponding model year is less than 40%.

     See "The Hertz Corporation" above for information relating to Ford's controlling influence over our business and affairs. See also the "Notes to Consolidated Financial Statements" in the our most recent Annual Report filed on Form 10-K for additional information relating to transactions involving Ford and us.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the Senior Debt Securities under an indenture, dated as of March 16, 2001 (the "Senior Indenture"), between us and The Bank of New York, as trustee (the "Senior Trustee"). We will issue the Senior Subordinated Debt Securities under an indenture, dated as of June 1, 1989 (the "Senior Subordinated Indenture"), between us and The Bank of New York, as trustee (the "Senior Subordinated Trustee"). We will issue the Junior Subordinated Debt Securities under an indenture, dated as of July 1, 1993 (the "Junior Subordinated Indenture"), between us and Citibank, N.A., as trustee (the "Junior Subordinated Trustee"). The Senior Subordinated Indenture and the Junior Subordinated Indenture are referred to in this prospectus collectively as the "Subordinated Indentures," the Senior Subordinated Debt Securities and the Junior Subordinated Debt Securities are referred to in this prospectus collectively as the "Subordinated Debt Securities," and the Senior Subordinated Trustee and the Junior Subordinated Trustee are referred to in this prospectus collectively as the "Subordinated Trustees."

     For more information you should refer to the Senior Indenture, the Senior Subordinated Indenture and the Junior Subordinated Indenture that we have filed as exhibits to the Registration Statement of which this prospectus forms a part. The Senior Indenture, the Senior Subordinated Indenture and the Junior Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee, the Senior Subordinated Trustee and the Junior Subordinated Trustee are sometimes referred to collectively as the "Trustees."

     The following summaries of certain provisions of the Indentures are not complete and are subject to and are qualified in their entirety by reference to all the provisions of the Indentures, including the definitions contained in the Indentures of certain terms. References to Sections apply to each Indenture, except:

     - references to sections included under the caption "Subordination of Senior Subordinated Debt Securities" apply to the Senior Subordinated Indenture only,

     - references to sections included under the caption "Subordination of Junior Subordinated Debt Securities" apply to the Junior Subordinated Indenture only,

     - references to sections included under the caption "Certain
       Covenants -- Dividend Restrictions and Limitations on Certain Loans and Advances" apply to the Subordinated Indentures only, and

     - as otherwise expressly provided.

The following sets forth certain general terms and provisions of the Senior Debt Securities, the Senior Subordinated Debt Securities and the Junior Subordinated Debt Securities (together the "Debt Securities") offered in this prospectus. Further terms of the Debt Securities shall be set forth in applicable prospectus supplements.

GENERAL

     The Debt Securities to be offered by this prospectus are limited to $2,500,000,000 in aggregate principal amount. However, the Indentures do not limit the amount of Debt Securities which we can issue and provide that we can issue additional securities under the Indentures up to the aggregate principal amount which we may authorize from time to time. (Section 301)

     While the covenants contained in each Indenture may provide limited protection to debt holders in the event of a highly leveraged transaction involving us, the Indentures do not prohibit the incurrence of additional Senior, Senior Subordinated or Junior Subordinated Debt. Subject to certain exceptions described below under "Limitations on Secured Debt," outstanding Debt Securities and other qualified indebtedness shall be secured equally and ratably, subject to applicable priorities of payment, with any additional Secured Debt incurred by us. (Section 1004) Unless otherwise indicated in the applicable prospectus supplement, the Debt Securities will not have the benefit of any covenant requiring redemption or repurchase of the Debt Securities by us, or adjustment to any terms of the Debt Securities, upon any change in control or recapitalization that we may undergo.

     You should refer to the applicable prospectus supplement for the following terms of the particular series of Debt Securities being offered:

      1. the designation and any limitation on the aggregate principal amount of the series;

      2. whether the securities are Senior Debt Securities, Senior Subordinated Debt Securities, or Junior Subordinated Debt Securities;

      3. the currency or currencies for which Debt Securities may be purchased and currency or currencies in which principal and any interest may be payable;

      4. if the currency for which Debt Securities may be purchased or in which principal and any interest may be payable is at the purchaser's election, the manner in which such an election may be made;

      5. the percentage of principal amount at which the series will be issued;

      6. the date or dates on which the principal of the series will be payable;

      7. the rate or rates per annum, if any, at which the series will bear interest or the method of calculating the rate or rates per annum;

      8. the date or dates from which any interest will accrue and the times at which any interest will be payable;

      9. the place or places where the principal and interest, if any, on Debt Securities of the series shall be payable;

     10. the terms, if any, on which Debt Securities of the series may be redeemed at our option;

     11. our obligation, if any, to redeem, purchase or repay Debt Securities of the series;

     12. the minimum denomination in which Debt Securities of the series will be issued;

     13. if other than the principal amount, the portion of the principal amount of the Debt Securities of the series that will be payable upon a declaration of acceleration of the maturity of the Debt Securities;

     14. whether the Debt Securities of the series may be issuable in the form of one or more global securities; and

     15. any other special terms.

     We may issue Debt Securities as discounted Debt Securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the applicable prospectus supplement.

     We will issue the Debt Securities only in registered form without coupons, and the Debt Securities will be our unsecured obligations. The Senior Debt Securities will rank on a parity with other senior debt securities of ours. The Senior Subordinated Debt Securities will rank on a parity with our other senior subordinated debt securities and be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (as defined in the Senior Subordinated Indenture), as described below under "Subordination of Senior Subordinated Debt Securities." The Junior Subordinated Debt Securities will rank on a parity with our other junior subordinated debt securities and be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (as defined in the Junior Subordinated Indenture). When used in connection with Junior Subordinated Debt Securities, Senior Indebtedness includes Senior Debt Securities and Senior Subordinated Debt Securities, as described under "Subordination of Junior Subordinated Debt Securities."

     Unless otherwise provided in the applicable prospectus supplement relating to a particular series of Debt Securities, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by us in such place or places described in the applicable prospectus supplement. We currently contemplate this place to be in The City of New York, except that, at our option, interest may be paid by check mailed to the person entitled to the interest. You may present the Debt Securities to the corporate trust office of the applicable Trustee for registration of transfer or exchange. Senior Debt Securities of any series subject to repayment prior to their stated maturity at the option of the Holder may be so repaid by submitting the appropriate form to the place of payment specified in the terms of the debt security and as provided in the applicable prospectus supplement. You may exchange Debt Securities of a particular series for a like aggregate amount of Debt Securities of such series of other authorized denominations without service charge, except for any tax or other governmental charge that may be imposed. (Sections 301, 302, 305 and 1002)

BOOK-ENTRY

     If so indicated in the applicable prospectus supplement, upon issuance, all Debt Securities will be represented by one or more fully registered global securities (the "Global Notes"). In any such case, The Depository Trust Company (the "Depository"), New York, New York, will act as securities depository for the issue of Debt Securities. These Debt Securities will be issued as fully-registered Global Notes registered in the name of Cede & Co., which is the Depository's partnership nominee. One fully-registered Global Note will be issued for each issue of Debt Securities, in the aggregate principal amount of the issue, and will be deposited with the Depository; provided, however, that if the aggregate principal amount of any issue exceeds $400 million, one Global Note will be issued with respect to each $400 million of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of the issue.

     The Depository has advised us as follows:

          The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the Depository's book-entry system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants and Indirect Participants are on file with the Securities and Exchange Commission.

          Purchases of Debt Securities represented by one or more Global Notes under the Depository's book-entry system must be made by or through Participants, which will receive a credit for the Debt Securities on the Depository's records. The ownership interest of each actual purchaser of each Debt Security (a "Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchases, but each Beneficial Owner is expected to receive written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities will be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in any Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

          To facilitate subsequent transfers, all Debt Securities represented by one or more Global Notes deposited by Participants with the Depository will be registered in the name of Cede & Co. The deposit of one or more Global Notes with the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository will have no knowledge of the actual Beneficial Owners of any Debt Securities represented by Global Notes; the Depository's records will reflect only the identity of the Participants to whose accounts the Debt Securities represented by any Global Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depository to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither the Depository nor Cede & Co. will consent or vote with respect to any Debt Securities represented by one or more Global Notes.

          Principal and interest payments on the Debt Securities represented by one or more Global Notes will be made to the Depository. The Depository's practice is to credit Participants' accounts on the payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depository will be our responsibility, disbursement of such payments to Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants.

          The Depository may discontinue providing its services as securities depository with respect to any issue of Debt Securities represented by one or more Global Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, definitive certificates representing Debt Securities will be required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In such event definitive certificates representing Debt Securities will be printed and delivered.

          According to the Depository, the foregoing information with respect to the Depository has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     The information in this section concerning the Depository's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities is expressly subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to payment when due of all our Senior Indebtedness, as the term is defined with respect to the Senior Subordinated Debt Securities. (Section 1401) "Senior Indebtedness" is used under this caption "Subordination of Senior Subordinated Debt Securities" as defined in the Senior Subordinated Indenture. "Senior Indebtedness" is defined in the Senior Subordinated Indenture as

     (a) our outstanding indebtedness listed on Schedule A to the Senior Subordinated Indenture,

     (b) any promissory notes (other than any referred to in the foregoing clause (a)) issued by us pursuant to any agreement between us and any bank or banks and any commercial paper issued by us,

     (c) all indebtedness incurred by us after the date of the Senior Subordinated Indenture for money borrowed which is, in our discretion, specifically designated by us as superior to our subordinated debt (senior debt) in the instruments evidencing said indebtedness at the time of the issuance of such indebtedness,

     (d) all indebtedness previously incurred by us outstanding at the date of the Senior Subordinated Indenture for money borrowed which is, in our discretion, specifically designated by us as Senior Indebtedness for the purposes of the Senior Subordinated Indenture at the date of the Senior Subordinated Indenture (all of such indebtedness is set forth on Schedule B attached to the Senior Subordinated Indenture),

     (e) our indebtedness for money borrowed from or guaranteed to persons, firms or corporations which engage in lending money, including, without limitation, banks, trust companies, insurance companies and other financing institutions and charitable trusts, pension trusts and other investing organiza-tions, evidenced by notes or similar obligations, unless such indebtedness shall, in the instrument evidencing the same, be specifically designated as not being superior to the Senior Subordinated Debt Securities and

     (f) any amendments, modifications, supplements, deferrals, renewals or extensions of any such Senior Indebtedness. (Section 101)

     No payment on account of principal, premium, if any, sinking fund, or interest on the Senior Subordinated Debt Securities may be made, nor may any of our property or assets be applied to the purchase or other acquisition or retirement of the Senior Subordinated Debt Securities, unless full payment of amounts then due for principal, premium, if any, sinking fund, and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. No payment by us on account of principal, premium, if any, sinking fund, or interest on the Senior Subordinated Debt Securities may be made, nor may any of our property or assets be applied to the purchase or other acquisition or retirement of the Senior Subordinated Debt Securities, if, at the time of such payment or application or immediately after giving effect to such payment or application,

      (i) there exists under the Senior Indebtedness referred to in clause (a) of the immediately preceding paragraph or any agreement pursuant to which any such Senior Indebtedness is issued any default or any condition, event or act, which with notice or lapse of time, or both, would constitute a default or

     (ii) there exists under any other Senior Indebtedness or any agreement pursuant to which such other Senior Indebtedness is issued any event of default permitting the holders of such other Senior Indebtedness (or a trustee on behalf of such holders) to accelerate the maturity of such Senior Indebtedness; provided, however, that in the case of such an event of default (other than in payment of such other Senior Indebtedness when due) the foregoing provisions of this clause (ii) will not prevent any such payment or application for a period longer than 90 days after the date on which the holders of such Senior Indebtedness (or such trustee) shall have first obtained written notice of such event of default from us or the holder of any Senior Subordinated Debt Securities, if the maturity of such other Senior Indebtedness is not so accelerated within such 90 day period. (Section
          1402)

     Subject to the foregoing, if there shall have occurred any Event of Default on the Senior Subordinated Debt Securities as described below under "Events of Default and Notice," other than with respect to certain events of bankruptcy, insolvency or reorganization, then unless and until either such Event of Default shall have been cured or waived or shall have ceased to exist or the principal of, premium, if any, and interest on all Senior Indebtedness shall have been paid in full in money or money's worth, no payment shall be made by us on account of the principal of, premium, if any, or interest on the Senior Subordinated Debt Securities or on account of the purchase or other acquisition of Senior Subordinated Debt Securities, except:

     - payments at the expressed maturity of the Senior Subordinated Debt Securities, subject to the next paragraph,

     - current interest payments as provided in the Senior Subordinated Debt Securities,

     - payments for the purpose of curing any such Event of Default, and

     - payments pursuant to the required sinking fund for the Senior Subordinated Debt Securities. (Section 1402)

     Upon any payment or distribution of our assets to creditors in the event of our dissolution or winding-up or total or partial liquidation or reorganization or similar proceeding relating to us or our property, whether voluntary or involuntary and whether or not we are a party to the proceeding, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due upon all Senior Indebtedness must be paid in full before the holders of the Senior Subordinated Debt Securities are entitled to receive or retain any assets so paid or distributed. Subject to the payment in full of all Senior Indebtedness, the holders of the Senior Subordinated Debt Securities are to be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions of our assets or other payments applicable to Senior Indebtedness to the extent of the application to Senior Indebtedness of moneys or other assets which would have been received by the holders of the Senior Subordinated Debt Securities but for the subordination provisions contained in the Senior Subordinated Indenture until the Senior Subordinated Debt Securities are paid in full. (Sections 1403 and 1405)

     At December 31, 2000, the outstanding principal amount of Senior Indebtedness aggregated approximately $5,793 million. We expect to issue from time to time additional indebtedness constituting Senior Indebtedness and senior subordinated debt (see "Use of Proceeds"). None of the Indentures prohibits or limits us from incurring additional Senior Indebtedness.

     By reason of the subordination provisions contained in the Senior Subordinated Indenture, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the Senior Subordinated Debt Securities.

SUBORDINATION OF JUNIOR SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on the Junior Subordinated Debt Securities is expressly subordinated in right of payment, as set forth in the Junior Subordinated Indenture, to payment when due of all our Senior Indebtedness, as the term is defined with respect to the Junior Subordinated Debt Securities. (Section 1401) "Senior Indebtedness" is defined in the Junior Subordinated Indenture as:

     - any promissory notes issued by us pursuant to any agreement between us and any bank or banks and any commercial paper issued by us,

     - all our existing and future indebtedness for borrowed money (including guarantees by us of indebtedness for borrowed money of others),

     - all our obligations specified on Schedule A to the Junior Subordinated Indenture,

     - our indebtedness for money borrowed from or guaranteed to persons, firms or corporations which engage in lending money, including, without limitation, banks, trust companies, insurance companies and other financing institutions and charitable trusts, pension trusts and other investing organizations, evidenced by notes or similar obligations, unless such indebtedness shall, in the instrument evidencing the same, be specifically designated as not being superior to the Junior Subordinated Debt Securities of any series,

     - all our other existing and future obligations (including but not limited to (x) obligations under interest rate and currency swaps, caps, collars, options and similar arrangements and (y) our guarantees of obligations of others) that are designated in the instruments evidencing said obligations as being superior in right of payment to the Junior Subordinated Debt Securities, and

     - any amendments, modifications, supplements, deferrals, renewals or extensions of any such Senior Indebtedness; provided, that Senior Indebtedness shall not include the Junior Subordinated Debt Securities of any series. (Section 101)

     No payment on account of principal, premium, if any, sinking fund, or interest on the Junior Subordinated Debt Securities may be made, nor may any of our property or assets be applied to the purchase or other acquisition or retirement of the Junior Subordinated Debt Securities, unless full payment of amounts then due for principal, premium, if any, sinking fund, and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. No payment by us on account of principal, premium, if any, sinking fund, or interest on the Junior Subordinated Debt Securities may be made, nor may any of our property or assets be applied to the purchase or other acquisition or retirement of the Junior Subordinated Debt Securities, if, at the time of such payment or application or immediately after giving effect to such payment or application, there exists under any Senior Indebtedness or any agreement pursuant to which such Senior Indebtedness is issued any event of default permitting the holders of such Senior Indebtedness (or a trustee on behalf of such holders) to accelerate its maturity; provided, however, that in the case of such an event of default (other than in payment of such Senior Indebtedness when due) the foregoing provisions of this sentence will not prevent any such payment or application for a period longer than 90 days after the date on which the holders of such Senior Indebtedness (or such trustee) shall have first obtained written notice of such event of default from us or the holder of any Junior Subordinated Debt Securities, if the maturity of such Senior Indebtedness is not so accelerated within such 90 day period. (Section 1402)

     Subject to the foregoing, if there shall have occurred any Event of Default on the Junior Subordinated Debt Securities as described below under "Events of Default and Notice," other than with respect to certain events of bankruptcy, insolvency or reorganization, then unless and until either such Event of Default shall have been cured or waived or shall have ceased to exist or the principal of, premium, if any, and interest on all Senior Indebtedness shall have been paid in full in money or money's worth, no payment shall be made by us on account of the principal of, premium, if any, or interest on the Junior Subordinated Debt Securities or on account of the purchase or other acquisition of Junior Subordinated Debt Securities, except:

     - payments at the expressed maturity of the Junior Subordinated Debt Securities (subject to the next paragraph),

     - current interest payments as provided in the Junior Subordinated Debt Securities,

     - payments for the purpose of curing any such Event of Default, and

     - payments pursuant to the required sinking fund for the Junior Subordinated Debt Securities. (Section 1402)

     Upon any payment or distribution of our assets to creditors in the event of our dissolution or winding-up or total or partial liquidation or reorganization or similar proceeding relating to us or our property, whether voluntary or involuntary and whether or not we are a party to such proceeding, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due upon all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debt Securities are entitled to receive or retain any assets so paid or distributed. Subject to the payment in full of all Senior Indebtedness, the holders of the Junior Subordinated Debt Securities are to be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions of our assets or other payments applicable to Senior Indebtedness to the extent of the application to Senior Indebtedness of moneys or other assets which would have been received by the holders of the Junior Subordinated Debt Securities but for the subordination provisions contained in the Junior Subordinated Indenture until the Junior Subordinated Debt Securities are paid in full. (Sections 1403 and 1405)

     At December 31, 2000, Junior Subordinated Debt (as defined in the Junior Subordinated Indenture) aggregated approximately $250 million and Senior Indebtedness (as defined in the Junior Subordinated Indenture) aggregated approximately $5,793 million. We expect to issue from time to time additional indebtedness constituting Senior Indebtedness (see "Use of Proceeds"). None of the Indentures prohibits or limits us from incurring additional Senior Indebtedness.

     By reason of the subordination provisions contained in the Junior Subordinated Indenture, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the Junior Subordinated Debt Securities.

CERTAIN COVENANTS

     Dividend Restrictions. Each Subordinated Indenture provides that we may not:

     - declare or pay any dividend or make any other distribution (other than dividends or distributions made in our capital stock) on or in respect of any of our capital stock,

     - purchase, redeem or otherwise acquire for value any shares of our capital stock, except shares acquired upon the conversion of those shares into other shares of our capital stock, or

     - permit any Restricted Subsidiary to purchase, redeem or otherwise acquire for value any shares of our capital stock;

if immediately afterwards the aggregate amount of all such dividends, distributions, purchases, redemptions, acquisitions or payments (other than dividends or distributions payable in shares of our capital stock) during the period from and after December 31, 1985, plus the amount of total investments in Unrestricted Subsidiaries made during that period, would exceed the sum of (1) $185,000,000 plus (or minus in the case of a deficit), (2) our consolidated net income (or net loss), which includes our Restricted Subsidiaries earned subsequent to December 31, 1985, plus (3) the aggregate net proceeds received by us in respect of the issue, sale or exchange after December 31, 1985, of (i) any shares of our capital stock and any rights or warrants entitling the holders to purchase or subscribe for shares of such capital stock, or (ii) any of our indebtedness which is converted into shares of our capital stock after December 31, 1985. (Section 1007)

     The foregoing will not prohibit us from paying any management, administrative, general overhead or similar charge to any of our controlling stockholders or other Affiliates, or paying to any member of the same consolidated group for tax purposes any amounts in lieu of taxes. (Section 1007)

     Limitations on Mergers. The Indentures provide that we may not consolidate with, merge into, or sell, convey or transfer our properties and assets substantially as an entirety to, another Person, if, as a result of such action, any property owned by us or a Restricted Subsidiary immediately prior to such action would become subject to any Security Interest, unless:

     - (x) in the case of the Senior Indenture, the Senior Debt Securities (equally and ratably with any of our other indebtedness then entitled to such Security Interest) shall be secured by a prior lien on such property, (y) in the case of the Senior Subordinated Indenture, the Senior Subordinated Debt Securities (equally and ratably with any of our other indebtedness then entitled to such Security Interest) shall be secured equally and ratably with (or prior to) the debt secured by such Security Interest or (z) in the case of the Junior Subordinated Indenture, the Junior Subordinated Debt Securities (equally and ratably with any of our other indebtedness entitled to such Security Interest) shall be secured equally and ratably with (or prior to) the debt secured by such Security Interest, or

     - such Security Interest would otherwise be permitted under the Indentures. (Section 803) (See "Limitations on Secured Debt")

     Limitations on Certain Loans and Advances. Each Subordinated Indenture provides that we may not, and may not permit any Restricted Subsidiary to, make any loan or advance to any Person owning more than 50% of our outstanding voting stock or to any Affiliate of such Person (other than us or a Restricted Subsidiary) if the aggregate outstanding amount of our Senior Debt and its Restricted Subsidiaries exceeds 400% of Consolidated Net Worth and Subordinated Debt, as defined in the applicable Indenture. (Section 1005) The term Senior Debt for purposes of this limitation shall mean Senior Indebtedness when referring to the Senior Subordinated Indenture or the Junior Subordinated Indenture as the term is used in each such Indenture.

     Limitations on Secured Debt. Each Indenture provides that we will not at any time create, incur, assume or guarantee, and will not cause, suffer or permit a Restricted Subsidiary to create, incur, assume or guarantee, any Secured Debt without making effective provisions whereby the Debt Securities then outstanding under such Indenture and any other indebtedness of or guaranteed by us or such Restricted Subsidiary then entitled to such guarantee, subject to applicable priorities of payment, shall be secured by the Security Interest securing such Secured Debt equally and ratably with any and all other obligations and indebtedness so secured (subject, however, to applicable priorities of payment) so long as such Secured Debt remains outstanding; provided, however, that the foregoing prohibition will not apply to:

     (a) any Security Interest in favor of us or a Restricted Subsidiary;

     (b) Security Interests existing on March 16, 2001 in the case of Senior Debt Securities, Security Interests existing on June 1, 1989 in the case of Senior Subordinated Debt Securities and Security Interests existing on July 1, 1993 in the case of Junior Subordinated Debt Securities;

     (c) Security Interests existing on property at the time it is acquired by us or a Restricted Subsidiary, provided such Security Interest is limited to all or part of the property so acquired;

     (d) (i) any Security Interest existing on the property of or on the outstanding shares or indebtedness of a corporation at the time such corporation shall become a Restricted Subsidiary, or

        (ii) subject to the provisions referred to above under "Limitations on Mergers," any Security Interest on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided, in each such case, that such Security Interest does not extend to any property owned prior to such transaction by us or any Restricted Subsidiary which was a Restricted Subsidiary prior to such transaction;

     (e) mechanics', materialmen's, carriers' or other like liens, arising in the ordinary course of business;

     (f) certain tax liens or assessments, and certain judgment liens;

     (g) certain Security Interests in favor of the United States of America or any state or any agency of the United States of America;

     (h) Security Interests on Business Equipment;

     (i) in the case of property (other than Rental Equipment) acquired after March 16, 2001 as it pertains to Senior Debt Securities, after June 1, 1989, as it pertains to Senior Subordinated Debt Securities and after July 1, 1993, as it pertains to Junior Subordinated Debt Securities, by us or any Restricted Subsidiary, any Security Interest which secures an amount not in excess of the purchase price or fair value of such property at the time of acquisition, whichever, in our opinion, shall be less, provided that such Security Interest is limited to the property so acquired;

     (j) Security Interests on properties financed through tax-exempt municipal obligations, provided that such Security Interest is limited to the property so financed; or

     (k) any refunding, renewal, extension or placement (or successive refunding, renewals, extensions, or replacements), in whole or in part, of any Security Interest referred to in the foregoing clauses (a) through (j), provided that the principal amount of indebtedness secured in such refunding, renewal, extension or replacement does not exceed that secured at the time by such Security Interest and that such renewal, refunding, extension or replacement of such Security Interest is limited to all or part of the same property subject to the Security Interest being refunded, renewed, extended or replaced.

     Notwithstanding the foregoing provisions, we and any one or more Restricted Subsidiaries may issue, assume, or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of ours and of our Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted to be secured under subparagraphs (a) through (k) above), and the aggregate value of the Sale and Leaseback Transactions in existence at such time (not including Sale and Leaseback Transactions the proceeds of which have been or will be applied in accordance with subsection (b) under "Limitations on Sale and Leaseback Transactions" below), do not at the time of incurrence exceed 10% of Consolidated Net Worth and Subordinated Debt (as defined in the applicable Indenture). (Section 1004)

     Limitations on Sale and Leaseback Transactions. Each Indenture provides that we may not, and may not permit any Restricted Subsidiary to, engage in any Sale and Leaseback Transaction unless (a) we or such Restricted Subsidiary would be entitled, without reference to the provisions of Section 1004 described in subparagraphs (a) through (k) above, to incur Secured Debt in an amount equal to the amount realized or to be realized upon the sale or transfer involved in such Sale and Leaseback Transaction, secured by a Security Interest on the property to be leased without equally and ratably securing the Debt Securities outstanding under such Indenture as provided under "Limitations on Secured Debt," or (b) we or a Restricted Subsidiary shall apply, within 120 days after such sale or transfer, an amount equal to the fair value of the property so leased (as determined by our Board of Directors) to the repayment of our Senior Debt or Senior Debt of any Restricted Subsidiary (other than Senior Debt owed to us or any Restricted Subsidiary) then prepayable, on a pro rata basis, according to the respective principal amounts of Senior Debt then held by the various holders of Senior Debt. (Senior Indenture Section 1005; Subordinated Indentures
Section 1006) The term Senior Debt
for purposes of this limitation shall mean Senior Indebtedness when referring to the Senior Subordinated Indenture or the Junior Subordinated Indenture as the term is used in each such Indenture.

CERTAIN DEFINITIONS

     "Business Equipment" shall mean all motor vehicles, tractors and trailers, construction equipment, factory, commercial and office equipment and other revenue-earning personalty owned, financed or otherwise held by or for us or any of our Restricted Subsidiaries for rental, lease, sale or disposition in the ordinary course of our business and our Restricted Subsidiaries, other than Rental Equipment. "Consolidated Net Worth and Subordinated Debt" shall mean the aggregate of:

     - our capital and surplus accounts and the capital and surplus accounts of our Restricted Subsidiaries, as shown in our most recent consolidated balance sheet and our Restricted Subsidiaries, prepared in accordance with generally accepted accounting principles, plus

     - the aggregate outstanding principal amount of our Subordinated Debt (as defined in the Indentures) and the aggregate principal amount of Subordinated Debt of Restricted Subsidiaries, as reflected on the same consolidated balance sheet.

"Principal Property" shall mean any building, structure or other facility (including land or fixtures) owned by us or any Restricted Subsidiary having a gross book value in excess of 2% of Consolidated Net Worth and Subordinated Debt, other than any such building, structure or other facility which, in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety. "Rental Equipment" shall mean all automobiles owned, financed or otherwise held by us or any of our Restricted Subsidiaries which, in the ordinary course of business, are offered for rental within the United States of America for periods of less than 30 days. "Restricted Subsidiary" shall mean certain of our identified Subsidiaries, and any other Subsidiaries designated after the date of the Indentures as a Restricted Subsidiary by our Board of Directors, subject to redesignation by the Board of Directors and to certain other restrictions. "Sale and Leaseback Transaction" shall mean any sale or transfer by us or one or more Restricted Subsidiaries (except a sale or transfer to us or one or more Restricted Subsidiaries) of any Principal Property, made more than 180 days after the later of the acquisition of such Principal Property or the completion of construction or full commencement of operations of such Principal Property, if such sale or transfer is made with the intention of, or as part of an arrangement involving, the lease of such Principal Property to us or a Restricted Subsidiary (with certain exceptions). "Secured Debt" shall mean all indebtedness for borrowed money of ours or a Restricted Subsidiary which is secured by a Security Interest upon any assets of ours or any Restricted Subsidiary, including any capital stock or indebtedness of any Restricted Subsidiary. "Security Interest" shall mean any mortgage, pledge, lien, encumbrance, conditional sales contract, title retention agreement or other similar arrangement which secures payment or performance of an obligation. (Section 101)

MODIFICATION OF THE INDENTURES

     Subject to certain exceptions, each Indenture contains provisions permitting us and the Trustee, with the consent of the Holders of not less than a majority in principal amount of all securities at the time outstanding, or of the Holders of the then outstanding Debt Securities of each series to be affected by such action, to modify the Indentures or any supplemental Indentures or the rights of the Holders of all Debt Securities, or of the Debt Securities of a particular series, as the case may be; provided that no such modification shall (i) change the fixed maturity of the principal of, or any installment of principal or interest on, any Debt Security, or reduce the principal amount of any Debt Security or the rate of interest, if any, on such Debt Security, or change the place of payment or the currency in which any Debt Security or the interest, if any, on such Debt Security is payable, without the consent of the Holder of each Debt Security affected, or (ii) reduce the aforesaid percentage of Debt Securities the consent of the Holders of which is required for any such modification, without the consent of the Holder of each Debt Security affected. (Section 902)

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EVENTS OF DEFAULT AND NOTICE

     The following events are defined in the Senior Indenture as Events of Default with respect to the Senior Debt Securities of a particular series:

     - failure for 30 days to pay interest on any Senior Debt Securities of such series when due;

     - failure to pay principal of any Senior Debt Securities of such series when due at maturity thereof or otherwise, which failure shall continue unremedied for 5 Business Days;

     - failure to deposit any sinking fund payment when and as due, which failure shall continue unremedied for 5 Business Days;

     - the acceleration of any of our other indebtedness in excess of $25 million, including another series of Senior Debt Securities, under its terms, if such acceleration is not rescinded or annulled within 10 days after written notice of the acceleration to us;

     - failure to perform any other covenant in the Senior Debt Securities of such series within 90 days after written notice of the failure to us specifying the failure and requiring its remedy;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other Event of Default provided with respect to the Senior Debt Securities of such series. (Section 501)

We are required to file annually with the Senior Trustee an officer's certificate as to the absence of certain defaults under the terms of the Senior Indenture. (Section 1006)

     The following events are defined in each Subordinated Indenture as Events of Default with respect to the Subordinated Debt Securities of a particular series:

     - failure for 30 days to pay interest on any Subordinated Debt Securities of such series when due;

     - failure to pay principal of any Subordinated Debt Securities of such series when due at maturity;

     - the acceleration of any of our other indebtedness in excess of $10 million, including another series of Subordinated Debt Securities, under its terms, if such acceleration is not rescinded or annulled within 10 days after written notice of the acceleration to us;

     - failure to perform any other covenant in the Subordinated Debt Securities of such series or in the applicable Subordinated Indenture within 60 days after written notice of the failure to us specifying the failure and requiring its remedy;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other Event of Default provided with respect to the Subordinated Debt Securities of such series. (Section 501)

We are required to file with each Trustee annually an officer's certificate as to the absence of certain defaults under the terms of the applicable Subordinated Indenture. (Section 1008)

     Upon any Event of Default with respect to Debt Securities of a particular series, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of all the Debt Securities of such series (or, in the case of any series of discounted Debt Securities, such lesser principal amount as may be provided for in such series of discounted Debt Securities) to be due and payable. (Section 502)

     Each Indenture provides that the Holders of not less than a majority in principal amount of the Debt Securities of any series may on behalf of the Holders of all of the Debt Securities of such series waive any past default under such Indenture with respect to such series and its consequences, except a default:

     - in the payment of the principal of or interest, if any, on any of the Debt Securities of such series, or

     - in respect of a covenant or provision of such Indenture which, under the terms of such Indenture, cannot be modified or amended without the consent of the Holders of all of the Debt Securities of such series affected thereby.

The terms of the Senior Indenture do not permit any such waiver with respect to Debt Securities of any such series subsequent to the acceleration of principal thereof. (Section 513)

     Each Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except a default in the payment of principal or interest) if it determines that the withholding of such notice is in the interest of the Holders of the Debt Securities. (Section 602)

     Subject to provisions of each Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request of any of the Holders of the Debt Securities issued thereunder, unless they shall have offered to the Trustee indemnity reasonably satisfactory to the Trustee. (Sections 601(a) and 603(e)) Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the Holders of a majority in principal amount of the Debt Securities of a particular series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 512)

DEFEASANCE OF DEBT SECURITIES

     Unless the prospectus supplement relating to the applicable Senior Debt Securities provides otherwise, we at our option:

     (a) will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Debt Securities of such series, and to have satisfied all our other obligations under such Senior Debt Securities (except for obligations relating to the rights of Holders to receive payments from the trust fund as described in the Senior Indenture, certain obligations to register the transfer and exchange of Senior Debt Securities, replace stolen, lost or mutilated Senior Debt Securities, maintain paying agencies, hold moneys for payment in trust and our obligations with respect to Global Securities and defeasance and covenant defeasance generally); or

     (b) shall be released from our obligations described above under "Certain Covenants -- Limitations on Mergers," "-- Limitations on Secured Debt" and "-- Limitations on Sale and Leaseback Transactions" with respect to the outstanding Senior Debt Securities of such series, if we irrevocably deposit or cause to be deposited with the Senior Trustee money or U.S. Government Obligations or a combination of money or U.S. Government Obligations sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification of its opinion delivered to the Senior Trustee, to pay and discharge:

         (i) the principal of (and premium, if any) and interest, if any, on the outstanding Senior Debt Securities of such series, and

        (ii) any mandatory sinking fund payments applicable to the outstanding Senior Debt Securities of such series.

Among conditions to exercising any such option, we are required to deliver to the Senior Trustee an opinion of counsel (which opinion shall state, in the case of a defeasance described in clause (a) above, that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of the first issuance by us of Senior Debt Securities pursuant to the Senior Indenture, there has been a change in the applicable Federal income tax law) to the effect that the Holders of the outstanding Senior Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred. (Sections 1401, 1402, 1403 and 1404)

     If we, at our option, deposit or cause to be deposited with the applicable Subordinated Trustee as trust funds, for the purpose stated below, an amount, in money or the equivalent in securities of the government which issued the currency in which the Subordinated Debt Securities of any then outstanding series are denominated or securities issued by government agencies backed by the full faith and credit of such government, sufficient to pay and discharge the entire indebtedness on the Subordinated Debt Securities of such series for principal and interest, if any, to the date or dates of maturity of the Subordinated Debt Securities of such series, and if we have paid or caused to be paid all other sums payable by us under the Subordinated Indenture with respect to such series, then the Subordinated Indenture will cease to be of further effect with respect to such series (except as to our obligations to compensate, reimburse and indemnify the Subordinated Trustee pursuant to the Subordinated Indenture with respect to such series). We will be deemed to have satisfied and discharged the Indenture with respect to such series; provided, however, that no series of Subordinated Debt Securities may be so defeased unless all of the securities of such series will become due and payable at their Stated Maturity within one year of such defeasance. (Section 401) In the event of any such defeasance, holders of such Subordinated Debt Securities would be able to look only to such trust funds for payment of principal and premium, if any, and interest, if any on their Subordinated Debt Securities.

     With respect to the Subordinated Indentures, if government securities have been deposited with the applicable Subordinated Trustee as trust funds, we, in order to exercise our option, are required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance (a) will not cause the holders of the Subordinated Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes and (b) will not result in the delisting of the Subordinated Debt Securities of such series from any nationally-recognized exchange on which they are listed, if any. (Section
401)

     Unless the prospectus supplement relating to the applicable Subordinated Debt Securities provides otherwise, we at our option (a) will be discharged from any and all obligations in respect of such Subordinated Debt Securities (except for certain obligations to register the transfer or exchange of Subordinated Debt Securities, replace stolen, lost or mutilated Subordinated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the applicable Subordinated Indenture (including all or some of those described above under "Certain Covenants"), if there is deposited with the applicable Subordinated Trustee money or, in the case of Subordinated Debt Securities denominated in U.S. dollars, U.S. Government Obligations or, in the case of Subordinated Debt Securities denominated in a foreign currency, Foreign Government Securities, which through the payment of interest on, and principal of such Foreign Government Securities in accordance with their terms will provide money (or a combination of money and U.S. Government Obligations or Foreign Government Securities, as the case may be) in an amount sufficient to pay in the currency, currencies or currency unit or units in which such Subordinated Debt Securities are payable all the principal of, and interest on, such Subordinated Debt Securities on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities. Among conditions to our exercising any such option, we are required to deliver to the applicable Subordinated Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such Subordinated Debt Securities to recognize income, gain or loss for United States Federal income tax purposes, and that the holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. (Section 403)

THE TRUSTEES

     Each Trustee may act as depository for funds of, provide lines of credit to and perform other services for, us and our subsidiaries in the normal course of business.

                              PLAN OF DISTRIBUTION

     We may sell the Debt Securities in any of four ways: (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers or to a single institutional purchaser, (iii) through agents or (iv) through a combination of any such methods of sale. The prospectus supplement with respect to the Debt Securities of a particular series sets forth the terms of the offering of such Debt Securities, including the name or names of any underwriters or agents, the purchase price of such Debt Securities and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

     We may determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe in the related supplement to this prospectus how any auction will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters' obligations with respect to the auction.

     If underwriters are used in the sale of Debt Securities of a particular series, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities of a particular series may be offered to the public through underwriting syndicates represented by managing underwriters.

     If so indicated in any prospectus supplement, we will authorize the underwriters and agents to solicit offers by certain institutions to purchase the Debt Securities described in such prospectus supplement from us at the public offering price set forth therein pursuant to Delayed Delivery Contracts ("Contracts"), which will provide for payment and delivery on the date stated in such prospectus supplement. Each of the Contracts will be for an amount not less than, and unless we otherwise agree the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not more than, the respective amounts stated in such prospectus supplement.

     The underwriters, dealers and agents may be entitled, under agreements which may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution to payments that the underwriters, dealers and agents may be required to make in respect thereof.

                             VALIDITY OF SECURITIES

     The validity of the Securities will be passed upon for us by Harold E. Rolfe, Esq., 225 Brae Boulevard, Park Ridge, New Jersey, our Senior Vice President, General Counsel and Secretary, and for any underwriters or agents by Sidley Austin Brown & Wood LLP, One World Trade Center, New York, New York.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this prospectus, and the Registration Statement of which this prospectus forms a part, by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     REGISTERED OFFICES OF THE CORPORATION

                               225 Brae Boulevard
                       Park Ridge, New Jersey 07656-0713
                                 United States

                                  ACCOUNTANTS

                              Independent Auditors
                                 of Corporation
                           PRICEWATERHOUSECOOPERS LLP
                                400 Campus Drive
                                  P.O. Box 988
                         Florham Park, New Jersey 07932
                                 United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                           (As to United States Law)
                         SIDLEY AUSTIN BROWN & WOOD LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                 United States

                                 LISTING AGENT

                       BANQUE GENERALE DU LUXEMBOURG S.A.
                            50 Avenue J. F. Kennedy
                               L-2951 Luxembourg

                                    TRUSTEE

                              THE BANK OF NEW YORK
                         Corporate Trust Administration
                       101 Barclay Street, Floor 21 West
                            New York, New York 10286
                                 United States

                    PAYING AND TRANSFER AGENT IN LUXEMBOURG

                       BANQUE GENERALE DU LUXEMBOURG S.A.
                            50 Avenue J. F. Kennedy
                               L-2951 Luxembourg

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